Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 17, 2011 relating to the reserves and future revenue statements which appears in the Annual Report on Form 10-K of Saratoga Resources, Inc. for the year ended December 31, 2010.

/s/ Collarini Associates
Collarini Associates

Houston, Texas
September 12, 2011